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                                                                    Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Frisby Technologies, Inc.
3195 Centre Park Boulevard
Winston-Salem, North Carolina 27107


We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement on Form S-3 and related Prospectus of Frisby Technologies, Inc. for the registration of 3,475,111 shares of its common stock and to the incorporation by reference therein of our report dated February 9, 2002, with respect to the consolidated financial statements of Frisby Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.




/s/ Ernst & Young LLP
Greensboro, North Carolina


May 6, 2002